Exhibit 99.1

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/23901/0 14475 NEBULA CARAVEL ACQUISITION CORP. Proxy for Special Meeting of Stockholders on , 2021 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Adam Clammer and Rufina Adams, and each of them, with full power and substitution and power to act alone, as proxies to vote all the shares of Common Stock of Nebula Caravel Acquisition Corp. ("Caravel") which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Stockholders of Caravel, to be held , 2021 at https://web.lumiagm.com/228541062 (password: Nebulacaravel2021!), and any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side) 1.1

SPECIAL MEETING OF STOCKHOLDERS OF

NEBULA CARAVEL ACQUISITION CORP.

, 2021

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the virtual Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. To approve and adopt the Business Combination Agreement and Plan of Merger, dated as of February 10, 2021 (as it may be amended or restated from time to time, the "Business Combination Agreement"), by and among A Place for Rover, Inc. ("Rover"), Nebula Caravel Acquisition Corp. ("Caravel") and Fetch Merger Sub Inc. ("Merger Sub"), and approve the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Rover, with Rover surviving the merger as a wholly-owned subsidiary of Caravel (the "Business Combination"). A copy of the Business Combination Agreement is attached as Annex A to the accompanying proxy statement;	☐	☐	☐
2. To approve and adopt the amended and restated certificate of incorporation of Caravel in the form attached as Annex B to the accompanying proxy statement (the "amended and restated certificate of incorporation");	☐	☐	☐
3. To approve, on a non-binding advisory basis, certain governance provisions in the amended and restated certificate of incorporation presented separately below in accordance with the United States Securities and Exchange Commission requirements;			
3a. To approve an increase of Caravel's total number of authorized shares of all classes of capital stock from 221,000,000 shares to 1,000,000,000 shares, which would consist of (i) increasing the authorized Caravel Class A common stock from 200,000,000 shares to 990,000,000 shares, (ii) increasing the authorized Caravel preferred stock from 1,000,000 shares to 10,000,000 shares and (iii) eliminating the Caravel Class B common stock.	☐	☐	☐
3b. To approve an amendment requiring the approval of 66 2/3% of the total voting power of the then outstanding voting securities, voting together as a single class, to make any amendments to certain provisions of the amended and restated certificate of incorporation.	☐	☐	☐
4. To approve, for purposes of complying with the applicable provisions of National Association of Securities Dealers Automated Quotations ("Nasdaq") Rules 5635(a), (b), (c) and (d), (i) the issuance of more than 20% of the issued and outstanding shares of Caravel common stock in connection with the transaction contemplated by the Business Combination Agreement, including the issuance of Caravel Class A common stock as Merger Consideration and the PIPE Investment (as described in the accompanying proxy statement), (ii) the potential change of control in connection with the Business Combination; and (iii) the issuance of securities when an equity incentive or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants;	☐	☐	☐
5. To approve and adopt the New Rover 2021 Incentive Plan, including the authorization of the initial share reserve thereunder. A copy of the New Rover 2021 Incentive Equity Plan is attached as Annex D to the accompanying proxy statement;	☐	☐	☐
6. To approve and adopt the New Rover 2021 Employee Stock Purchase Plan, including the authorization of the initial share reserve thereunder. A copy of the New Rover 2021 Employee Stock Purchase Plan is attached as Annex E to the accompanying proxy statement;	☐	☐	☐

7. To elect eight directors to the Board effective as of, and subject to, the time the Business Combination becomes effective, with each Class I director having a term that expires immediately following Caravel's annual meeting of stockholders for the calendar year ending December 31, 2022, each Class II director having a term that expires immediately following Caravel's annual meeting of stockholders for the calendar year ending December 31, 2023 and each Class III director having a term that expires immediately following Caravel's annual meeting of stockholders for the calendar year ending December 31, 2024, or, in each case, until their respective successor is duly elected and qualified, or until their earlier resignation, removal or death;

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:

	Nominee	Class
○	01 Aaron Easterly	Class I Nominee
○	02 Venky Ganesan	Class I Nominee
○	03 Susan Athey	Class II Nominee
○	04 Greg Gottesman	Class II Nominee
○	05 Scott Jacobson	Class II Nominee
○	06 Megan Siegler	Class III Nominee
○	07 Kristina Leslie	Class III Nominee
○	08 Adam Clammer	Class III Nominee

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
8. To approve of any proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve Proposals Nos. 1 through 7.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE PROPOSALS.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.